UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY COPY

SUBJECT TO COMPLETION DATED DECEMBER 4, 2015

, 2015

Dear Fellow Stockholder:

Fredric N. Eshelman, Pharm.D. (“Eshelman”) has commenced a process seeking to increase the size of the Board of Directors (the “Board”) of Puma Biotechnology, Inc. (the “Company,” “Puma,” “we,” “us” and “our”) and to elect four new members to fill the resulting newly-created directorships with himself and three other individuals selected by him. Eshelman purchased his first shares in Puma only six months ago and, excluding options he acquired the week before he started this process, owns less than 0.5% of our stock (and less than 1% including those options).

The Board strongly believes that Eshelman’s actions are not in the best interest of Puma or its stockholders. We believe that your Board and management should continue to pursue our plans to improve patient care by developing and commercializing innovative products to enhance cancer care. We continue to make significant progress with the clinical program for our lead product candidate, PB272 (neratinib), and anticipate filing for regulatory approval of neratinib for the extended adjuvant treatment of HER2-positive breast cancer in the first quarter of 2016. Additionally, we are expecting a number of additional milestones relating to various clinical trials in other cancer-related indications by the end of 2015. These include:

•	presentations of additional data from the Phase III ExteNET Trial in the extended adjuvant treatment of early stage HER2-positive breast cancer;

•	publication of the Phase III data from the ExteNET trial in the extended adjuvant treatment of early stage HER2-positive breast cancer;

•	presentation of data from the Phase II FB-7 trial of PB272 as a neoadjuvant treatment for patients with HER2-positive breast cancer;

•	presentation of data from our Phase II trial of PB272 in HER2 non-amplified breast cancer that has a HER2 mutation;

•	reporting initial data from the Phase II trial of neratinib in extended adjuvant HER2-positive early stage breast cancer using loperamide prophylaxis;

•	publication of results to date on the use of prophylactic loperamide to reduce the neratinib-related diarrhea; and

•	expanding additional cohorts in our Phase II basket trial of PB272 in patients with solid tumors with activating HER2 mutations.

Against this backdrop of significant clinical development and success, Eshelman seeks to insert himself and three others into your company’s Board. Your company’s Board believes that Eshelman and his nominees provide no additional experience or expertise to the Board. Accordingly, the Board strongly urges you to reject Eshelman’s effort to expand the Board at this time and to add him and his nominees as directors.

You can defend against Eshelman’s efforts to increase the size of the Board and add his nominees by taking the following steps:

1.	Do not sign Eshelman’s white consent card;

2.	If you have signed Eshelman’s white consent card, you may revoke that consent by signing, dating and returning the enclosed BLUE Consent Revocation Card immediately in the pre-paid envelope provided; and

3.	Even if you have not signed Eshelman’s white consent card, you can show your support for your Board and fellow stockholders by signing, dating and returning the enclosed BLUE Consent Revocation Card in the pre-paid envelope provided.

This Consent Revocation Statement contains important information as to why you should, and how to, submit the accompanying BLUE Consent Revocation Card to revoke any white consent card that you previously returned to Eshelman. We urge you to read it carefully. Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important. Whether or not you have previously executed a white consent card, the Board urges you to sign, date and deliver the enclosed BLUE Consent Revocation Card using the enclosed pre-paid envelope. Please act today. Thank you for your support.

Sincerely,
The Board of Directors Puma Biotechnology, Inc.

If you have questions or need assistance revoking consent on your shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF PUMA BIOTECHNOLOGY, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY FREDRIC N. ESHELMAN, PHARM.D.

                    , 2015

This Consent Revocation Statement (the “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “Puma,” “we,” “us” and “our”), to the holders of outstanding shares of Puma’s common stock, par value $0.0001 per share (the “Common Stock”), in connection with the Board’s opposition to the solicitation of stockholder written consents (the “Eshelman Consent Solicitation”) by Fredric N. Eshelman, Pharm.D. (“Eshelman”), and Eshelman’s Nominees listed below. This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about                    , 2015.

As you may be aware, Eshelman is attempting to expand the Board and to fill the resulting newly-created directorships with himself and a slate of three additional nominees selected by him. Specifically, Eshelman is asking you to: (i) repeal any provision of our Bylaws (the “Bylaws”) in effect at the time this proposal becomes effective that was not included in our Bylaws when filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2007; (ii) remove, without cause, any person or persons, other than those elected pursuant to the Eshelman Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 9, 2015 and prior to the time that any of the actions proposed to be taken by the Eshelman Consent Solicitation become effective; (iii) increase the size of the Board from five (5) to nine (9) directors; and (iv) elect Fredric N. Eshelman, James M. Daly, Seth A. Rudnick, and Kenneth B. Lee, Jr. (each, an “Eshelman Nominee” and collectively, the “Eshelman Nominees”) to the Board to serve as directors of the Company until our next annual meeting of stockholders and until their successors are duly elected and qualified.

Your directors were selected through processes designed by the Board to foster good corporate governance and representation of all stockholders. These processes are described in detail in our annual proxy statement and this Consent Revocation Statement. Each current member of the Board, other than Mr. Alan H. Auerbach, is independent under the criteria established by the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”) for director independence. A consent in favor of the Eshelman Consent Solicitation would be a consent to expand the Board and elect the Eshelman Nominees. If successful, the Board believes that this action would allow Eshelman, a less than 1% holder of the Company’s Common Stock, to significantly impact the Company’s operations without providing you any benefit. The Board believes that such a drastic change would bring unnecessary disruption to the management and operation of the Company at a critical time in its development. Your Board is committed to acting in the best interests of all of our stockholders and believes that we are well positioned to recognize and act upon our strategic opportunities and to maximize the value to our stockholders through our business plan. The Board is committed to being highly responsive to stockholder interests and concerns.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE ESHELMAN CONSENT SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE CONSENT CARD SENT TO YOU BY ESHELMAN. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE. IF YOU HAVE ALREADY SIGNED A WHITE CONSENT CARD, IT IS IMPERATIVE YOU SIGN, DATE AND DELIVER THE BLUE REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

In accordance with Delaware law and our governing documents, Eshelman delivered to us a signed written consent, which established a record date of                    , 2015 (the “Record Date”), for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Eshelman Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Eshelman Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call Innisfree M&A Incorporated toll-free at (888) 750-5834.

i

ii

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC and in our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

DESCRIPTION OF THE ESHELMAN CONSENT SOLICITATION

As set forth in the Eshelman Consent Solicitation and related materials filed with the SEC, Eshelman is soliciting your consents in favor of the following proposals (collectively, the “Eshelman Consent Proposals”) to:

(1)	Repeal any provision of the Bylaws of the Company (the “Bylaws”) in effect at the time this Proposal becomes effective that was not included in the Bylaws as filed by the Company with the SEC on September 14, 2007.

(2)	Remove, without cause, any person or persons, other than those elected pursuant to the Eshelman Consent Solicitation, elected, appointed or designated by the board of directors of Puma Biotechnology, Inc. (the “Board”) (or any committee thereof) to fill any vacancy or newly created directorship on or after September 9, 2015 and prior to the time that any of the actions proposed to be taken by the Eshelman Consent Solicitation become effective.

(3)	Increase the size of the Board from five (5) to nine (9) directors.

(4)	Elect Fredric N. Eshelman, James M. Daly, Seth A. Rudnick, and Kenneth B. Lee, Jr. (each, an “Eshelman Nominee” and collectively, the “Eshelman Nominees”) to the Board to serve as directors of the Company until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified.

A consent in favor of the Eshelman Consent Proposals would be a consent to increase the size of the Board to nine (9) directors and add the Eshelman Nominees to the Board.

REASONS TO REJECT THE ESHELMAN CONSENT PROPOSALS

Eshelman currently owns less than 0.5% of Puma, excluding the options that he purchased to increase his ownership just prior to filing his preliminary consent statement. He currently claims to own approximately 1% of our outstanding Common Stock, though if he does not exercise his newly purchased options he will be entitled to vote shares representing less than 0.5% of our outstanding Common Stock in favor of his proposals. Despite owning economic rights to no more than 1% of the shares of the Company, he is now asking you to give him control of over 40% of your company’s Board. In contrast, Mr. Frank Zavrl, the Company’s independent director with the largest ownership interest, beneficially owns approximately 2.8% of Puma’s Common Stock and represents only one seat on the Board. There are several compelling reasons the Board recommends you reject the Eshelman Consent Proposals as outlined below, including:

•	The Board is committed to the Company’s current business plan, which is focused on improving patient care by developing and commercializing innovative products to enhance cancer care. While the Company’s Common Stock may have suffered a decline in value in recent months, the Company’s business remains strong and productive. The Company continues to make significant progress with the clinical program for its lead product candidate, PB272 (neratinib), and anticipates filing for regulatory approval of PB272 for the extended adjuvant treatment of HER2-positive breast cancer in the first quarter of 2016.

•	The current members of the Board possess a well-diversified range of experience and all Board members other than Alan H. Auerbach, the Company’s President and Chief Executive Officer, are independent under the standards of the NYSE and the SEC. Moreover, the current Board includes two recent additions who provide additional expertise in the field of biotechnology investments and clinical and regulatory affairs.

•	The Company believes the current size of its Board is appropriate for effectively governing the Company. A five-member board fosters active participation and contribution by providing each member sufficient time to ask questions and provide insight on all matters. As board size increases contribution from individual directors can become more difficult and members cannot participate to the same extent. For large companies with massive operations, the additional directors may be necessary to obtain the relevant experience needed to advise the board. Puma is an early-stage drug development company with no currently approved drugs, no revenue, no sales force, no material international operations, no direct manufacturing operations and less than 200 employees. Its five-member board possesses the necessary experience and its size enables more active and fulsome discussion. Similarly, its smaller size allows it to be more responsive. The nature of Puma’s business requires that it be nimble and quick in responding to various opportunities and challenges. Logistically, a nine-member board is difficult to convene on short notice and the benefit of the additional voices (which appears to be minimal given the background of the Eshelman Nominees) would likely be outweighed by its inability to react quickly.

•	The Company’s current Board has the experience necessary to continue to guide the Company through the next stages of its development, which includes the expected filing of an NDA for PB272 (neratinib) for the extended adjuvant treatment of HER2-positive breast cancer in the first quarter of 2016 and, if approved, the subsequent commercialization of PB272. The current Board members collectively have over 60 years of experience serving as directors or officers of various public and private life sciences companies. As officers, they have collectively filled various roles, including chief executive officer, chief financial officer, chief medical officer and vice president of clinical and regulatory affairs of various companies involved in the development of products to enhance cancer care and treatment. One director, Dr. Adrian M. Senderowicz, also held positions in the Oncology Drug Division at the U.S. Food and Drug Administration (the “FDA”), the Prostate Cancer Drug Development Clinic and the Molecular Therapeutics Unit with the National Cancer Institute/National Institutes of Health and another, Mr. Zavrl, was a partner for nine years at Adage Capital Partners L.P., a major biotechnology investment firm, where he led their initial investment in Puma.

•	The Company’s management has a proven track record of product development. Mr. Auerbach was formerly President and Chief Executive Officer of Cougar Biotechnology, Inc., which was responsible for the development of abiraterone, a drug used for the treatment of advanced prostate cancer. Cougar Biotechnology was purchased by Johnson & Johnson for approximately $1 billion while abiraterone was in Phase III clinical trials.

•	Eshelman has never met with the Company’s management, has rejected our Chief Executive Officer’s offer to meet with him to discuss the Company and has offered no proposed business or strategic plan for the Company.

•	The timing of the Eshelman Consent Solicitation is not in the best interest of the stockholders and is a costly and unnecessary distraction that will only hinder the Company’s execution of the Board’s strategic plan.

•	The Eshelman Consent Proposals may place a dissident minority of directors on the Board. While these directors, like any other director, would have a fiduciary duty to act in the best interests of the Company and its stockholders, they will have been selected by a single stockholder that only recently acquired his shares and beneficially owns less than 1.0% of the Company’s Common Stock. In contrast, Mr. Auerbach beneficially owns approximately 19.0% of Puma’s Common Stock and represents only one board seat. Similarly, Mr. Zavrl, the Company’s independent director with the largest ownership interest, beneficially owns approximately 2.8% of Puma’s Common Stock and represents only one board seat.

•	The Board has a process for taking recommendations from stockholders for the Company’s Board, Eshelman has decided to go outside these channels to nominate himself and three other individuals that your Board believes do not possess the attributes, ability or experience that that would be unique or additive to the Board’s current composition.

•	The Company regularly attends investor conferences and participates in one-on-one meetings with existing investors. During these meetings, investors have conveyed their support for our Company, our management and our current Board, expressed anger and frustration at the expense and distraction of management and the Company caused by the Eshelman Consent Solicitation and advised the Company that they intend to reject the Eshelman Consent Solicitation.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE ESHELMAN CONSENT PROPOSALS ARE NOT IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS.

In addition to the reasons indicated above, your Board believes you should reject each proposal for the following reasons.

Proposal 1: We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board in its judgment to act in, and protect the best interest of, the Company and its stockholders for reasons unrelated to the Eshelman Consent Solicitation. Furthermore, the Board’s fiduciary duties under Delaware law require that the Board retain flexibility to adopt, at any time any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s stockholders. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interests of the Company and its stockholders, even if unrelated to the Eshelman Consent Solicitation. The Board has not adopted any amendments to the Company’s Bylaws and does not intend to adopt any amendments to the Bylaws during Eshelman’s consent solicitation process.

Proposal 2: We recommend rejection of Proposal 2 because this proposal is speculative and designed to remove any directors properly elected, appointed or designated to the Board after an arbitrary date. The Board has determined that the current composition of the Board is in the best interest of all of the Company’s stockholders.

The Board’s fiduciary duties under Delaware law require that the Board retain the ability to ensure the Board has the proper composition of business experience to maximize the Company’s value for the benefit of all of its stockholders. The automatic removal of one or more properly elected, appointed or designated directors could have the unfortunate effect of removing a director whose service the Board has determined to be in the best interests of the Company and its stockholders, even if unrelated to the Eshelman Consent Solicitation. The Board has not appointed any new directors since September 8, 2015 and does not intend to appoint any new directors during Eshelman’s consent solicitation process.

Proposal 3: We recommend rejection of Proposal 3 because we believe the Board currently consists of a sufficient number of directors who are committed and obligated to maximizing the Company’s value for the benefit of all its stockholders. Eshelman has provided no reason why further increasing the size of the Board will increase the Company’s value. We believe the current size of the Board is appropriate for effectively governing the Company and has produced a Board with sufficient Board and business experience and insight to help the Company achieve its goal of maximizing value for all of its stockholders, while at the same time allowing the Board to operate efficiently and to react quickly to changing dynamics within the biotechnology industry. A five-member Board fosters active participation and contribution from each of the directors and also provides for efficient decision-making.

Proposal 4: We recommend rejection of Proposal 4 because we do not believe that the addition of the Eshelman Nominees is in the best interest of the Company or is useful for the achievement of the Company’s goal of maximizing value for all of its stockholders. The current members of the Board possess a well-diversified range of experience. Our directors have served on numerous private and public company boards within the healthcare industry. Many have also served in executive roles at public companies. Collectively, they represent over 60 years of experience in managing or investing in companies in the healthcare industry. Not only are additional directors not needed to advance the Company’s strategic plans, we believe that the introduction of four new members to the Board could actually disrupt and delay those plans possibly to the detriment of the Company’s stockholders. The Company recently added two new independent directors to the Board. The Proposals would add four more, resulting in six of the nine directors having served on the Board for less than a year. The Company believes that such an influx of new directors would inherently disrupt its existing processes and likely delay its current plans.

WE URGE STOCKHOLDERS TO REJECT THE ESHELMAN CONSENT PROPOSALS AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTEREST, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED BLUE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD FROM ESHELMAN.

BACKGROUND OF THE ESHELMAN CONSENT SOLICITATION

On July 16, 2015, Eshelman sent a letter (the “Initial 220 Request”) to Alan H. Auerbach, our President and Chief Executive Officer, demanding inspection of certain of the Company’s books and records, including board minutes, revenue projections and other board materials concerning potential strategic transactions, pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”). Eshelman also demanded communications between and among members of the Board concerning these materials. Eshelman indicated that the purpose of the request was to enable him to analyze and value his stockholdings in the Company and to ascertain whether our Board had breached its fiduciary duties in connection with the consideration of business combinations, asset sales, mergers or other strategic transactions. In support of his request, Eshelman included a letter from UBS Financial Services stating only that Eshelman owned more than 1,000 shares of Puma Common Stock.

Eshelman’s counsel and our counsel engaged in discussions by telephone and email regarding the Initial 220 Request.

On July 29, 2015, our counsel responded in writing to the Initial 220 Request noting several points. First, the Initial 220 Request failed to identify how the category of documents requested by Eshelman were necessary and essential to the valuation of his shares of the Company’s Common Stock. Delaware courts have limited inspection of documents to those that are necessary and essential for the stockholder’s stated purpose. Our counsel requested that Eshelman provide specific information regarding his need for these documents so that we could evaluate our obligation to produce them. Similarly, our counsel’s response noted that, with respect to the allegations of breach of fiduciary duty, the Initial 220 Request did not contain credible evidence from which the wrongdoing could be inferred. Again, our counsel’s letter requested additional information that supported Eshelman’s concern. Lastly, our counsel’s response noted that the Initial 220 Request must state a valid reason for the request, or in other words, it must describe what Eshelman intends to do with the information, if provided. Once again, our counsel’s letter requested additional information in this respect. Our counsel’s letter made clear that, on all accounts, the Company was open to considering additional information that would support Eshelman’s request.

On August 20, 2015, Eshelman’s counsel sent a letter reiterating his demands for books and records. This letter provided none of the information requested by us and, instead, simply argued that providing such additional information was unnecessary to support the request. Rather than seeking to assist us by providing some insight into Eshelman’s concerns or the end purpose of his investigation, the letter closed by threatening legal action in Delaware court if Eshelman’s demands were not met.

On August 25, 2015, our counsel sent a letter to Eshelman’s counsel clarifying the rights of stockholders under the DGCL and again requesting additional information that would identify a proper purpose for the Initial 220 Request.

On August 27, 2015, our counsel and Eshelman’s counsel had a conference call to further discuss the Initial 220 Request. During that call, Eshelman’s counsel indicated that Eshelman owned less than 5% and more than 3% of our Common Stock and stated that he is a major player and a serious investor.

We had no record of Eshelman’s alleged 3% - 5% ownership interest and were surprised to learn that we were not acquainted with such a purportedly significant stockholder. As a result, in an email dated August 28, 2015, our counsel requested proof of Eshelman’s purported ownership interest and communicated to Eshelman’s counsel that, conditioned only on receiving that proof, Mr. Auerbach would meet Eshelman face to face to discuss his concerns and any other matters regarding the Company. The email noted that “[i]t is very important to Mr. Auerbach that shareholders have access to him directly, that management and the board have a relationship with investors, especially large institutional ones, and that all shareholders know management’s and the board’s conviction in their fiduciary responsibilities to the shareholders.” Eshelman would not provide evidence of his purported ownership interest and did not respond to the offer to meet with Mr. Auerbach. We would learn later, upon the filing of Eshelman’s Preliminary Consent Statement, that at the time of the Initial 220 Request, Eshelman owned 150,000 shares of our Common Stock, or less than 0.5% of the outstanding shares of our Common Stock. Rather than provide evidence of his purported ownership interest, which of course did not exist, on September 10, 2015, Eshelman’s counsel offered that Eshelman would withdraw the allegations of breaches of fiduciary duty if we would provide the requested documents. Again, notwithstanding our belief that Eshelman failed to state a valid business purpose for his Initial 220 Request, we offered an in-person discussion following proof of Eshelman’s claimed ownership interest. Again, Eshelman never responded and never tried to meet with Mr. Auerbach.

The next interaction with Eshelman occurred more than thirty days later when he filed his preliminary consent statement on Schedule 14A (“Preliminary Consent Statement”) with the SEC on October 28, 2015. Based on information in Eshelman’s Preliminary Consent Statement, we learned that, at the time of the Initial 220 Request, Eshelman owned 150,000 shares of our Common Stock, representing less than 0.5% of the outstanding shares of our Common Stock. We also learned that in the six days prior to filing the Preliminary Consent Statement, Eshelman attempted to increase his stock ownership in our Company by purchasing options. As of the date of the Preliminary Consent Statement, he had acquired options to purchase an additional 89,000 shares (though those options remain unexercised). Together with the shares he actually owned, this raised Eshelman’s ownership interest in the Company to approximately 0.7% (assuming he exercised the options), well below the at least 3% Eshelman had claimed to own.

On that same day, October 28, 2015, Eshelman sent a letter to our counsel alleging unspecified mismanagement on the part of our Board and senior management. Specifically, the letter stated “[f]or some time now, Dr. Eshelman has been concerned that the board of directors (the “Board”) and senior management of the Company have mismanaged Puma and have not acted as proper stewards of his and the other stockholders’ investments in the Company.” The letter provided no context for these allegations and threatened us if we took any defensive measures in response to his proposals to increase the size of the Board and add his Nominees.

On November 2, 2015, we filed a Current Report on Form 8-K with the SEC seeking to clarify the events preceding Eshelman’s filing of the Preliminary Consent Statement. Notably, Eshelman’s initial filing omitted any discussion of our attempt to engage in direct discussions with Eshelman, Eshelman’s unwillingness to provide any information substantiating his right to the documents requested in the Initial 220 Request or that Eshelman grossly overstated his ownership of our Common Stock.

On October 29, 2015, Eshelman wrote a letter to the Company demanding stockholder information related to the mailing of the Eshelman Consent Solicitation (the “Second 220 Request”). On November 5, 2015, we provided Eshelman’s counsel with the portion of requested information that was immediately available to us and engaged in discussions with Eshelman’s counsel regarding what additional information would be available and when. Notwithstanding these discussions, Eshelman filed suit in the Delaware Court of Chancery to compel inspection of the requested stockholder documents. He also filed a motion to expedite the case and sent a letter to the Court requesting a half-day trial. All of this was premature and Eshelman ultimately withdrew the motion to expedite.

Additionally, Eshelman has revised his Preliminary Consent Statement on several occasions simply to reproduce all of the correspondence between Eshelman’s counsel and our counsel regarding both the Initial 220 Request, the Second 220 Request and the lawsuit filed in the Delaware Court of Chancery. Over the course of these communications and still, as of the date of this Consent Revocation Statement, the Company believes that Eshelman has failed to provide any information supporting a proper purpose for obtaining the documents he demanded in the Initial 220 Request, failed to provide any evidence supporting his claims of breach of fiduciary duties, failed to provide any justifiable reason why he and the other Eshelman Nominees should be appointed to the Board, failed to identify what, if any, value the Eshelman Nominees would add to the Board and failed to describe any plans Eshelman and the Eshelman Nominees would have for maximizing the value of the Company for its stockholders.

On November 18, 2015, Eshelman filed his Definitive Consent Statement with the SEC, which indicated that the Definitive Consent Statement was first being provided to the Company’s stockholders on or about November 18, 2015.

On November 19, 2015, we filed a Current Report on Form 8-K with the SEC, which included our Board’s recommendation to stockholders that they reject the Eshelman Consent Solicitation.

On November 23, 2015, we filed a Preliminary Consent Revocation Statement on Schedule 14A with the SEC.

On December 4, 2015, we filed this amended Preliminary Consent Revocation Statement on Schedule 14A with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent that you may have delivered in favor of the four proposals described in the Eshelman Consent Solicitation and, by doing so, preserve your current Board, which will continue to act in your best interests. Whether or not you have delivered a consent in favor of the Eshelman Consent Solicitation, we ask that you sign, date and deliver the enclosed BLUE Consent Revocation Card using the enclosed pre-paid envelope.

What is a consent solicitation?

Under Delaware law and our governing documents, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by Eshelman is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by Eshelman and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s governing documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the Delaware General Corporation Law, the Eshelman Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On                     , 2015, Eshelman delivered to the Company a signed written consent, dated                     , 2015. Consequently, the Eshelman Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company no later than                     , 2016.

What is the effect of delivering a consent revocation card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the pre-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Eshelman. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Even if you have not submitted a white consent card included in the Eshelman Consent Solicitation Statement, we urge you to submit a BLUE Consent Revocation Card, as it will help us keep track of the progress of the consent solicitation process.

What happens if I do nothing?

If you do not execute and send in any white consent card that Eshelman sends you, you will effectively be voting AGAINST the Eshelman Consent Proposals.

If you have validly executed and delivered a white consent card, doing nothing further will mean that you have consented to the Eshelman Consent Proposals. If you have executed and delivered a white consent card that Eshelman sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the BLUE Consent Revocation Card.

Who should I call if I have questions about the solicitation?

Please contact Innisfree M&A Incorporated toll-free at (888) 750-5834.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s governing documents, on                     , 2015, Eshelman delivered to the Company a signed written consent, which established a record date of                     , 2015, for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Eshelman Consent Proposals. As of November 2, 2015, there were 32,435,748 shares of Common Stock issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote per share.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with the Eshelman Consent Proposals. Persons beneficially owning shares of the Common Stock (but not holders of record), such as persons whose ownership of the Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of record of the Company as of the close of business on the Record Date and the consent or revocation was otherwise valid.

Effectiveness of Consents

Under Delaware law and the Company’s governing documents, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law, the Eshelman Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On                     , 2015, Eshelman delivered a written consent to the Company, dated                     , 2015, therefore unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date must be delivered to the Company by                     , 2016, in order for the Eshelman Consent Proposals to become effective.

Because the Eshelman Consent Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the BLUE Consent Revocation Card.

Effect of BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Eshelman. Stockholders are urged, however, to return all consent revocations in the envelope provided or to the Company. The Company requests that if a revocation is instead delivered to Eshelman, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations and so that the inspector of elections can accurately account for all revocations.

Unless you mark “No, Do Not Revoke My Consent” on the BLUE Consent Revocation Card, by signing, dating and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of the Eshelman Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Consent Revocation Card to the Company or to Eshelman or by delivering to Eshelman a subsequently dated white consent card that Eshelman sent to you.

The Company has retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in communicating with stockholders in connection with the Eshelman Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, please contact Innisfree toll-free at (888) 750-5834.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the BLUE Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO ESHELMAN. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED PRE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO THE ESHELMAN CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Eshelman by promptly completing, signing, dating and returning the enclosed BLUE Consent Revocation Card in the envelope provided. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Eshelman Consent Proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with the Eshelman Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $        , of which approximately $         has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Innisfree as proxy solicitors, at an estimated fee of $         plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Innisfree will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. Innisfree has advised the Company that approximately 20 of its employees will be involved in the solicitation of consent revocations on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable SEC regulations, each of our directors and certain executive officers of the Company may be deemed to be “participants” in this solicitation of consent revocations. Please refer to the sections entitled “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Eshelman Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF THE COMPANY

The following is information regarding each director of the Company as of the date of this Consent Revocation Statement:

Name	Age	Position with the Company	Director Since
Alan H. Auerbach	46	President, Chief Executive Officer and Chairman of the Board	2011
Jay M. Moyes(1)(3)(5)	61	Director	2012
Adrian M. Senderowicz(4)	51	Director	2015
Troy E. Wilson(2)(6)	47	Director	2013
Frank Zavrl(2)	50	Director	2015

(1)	Current member and Chairman of the Audit Committee
(2)	Current member of the Audit Committee
(3)	Current member and Chairman of the Compensation Committee
(4)	Current member of the Compensation Committee
(5)	Current member and Chairman of the Nominating and Corporate Governance Committee
(6)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with respect to our current directors.

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President and Chief Executive Officer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma Biotechnology, Inc. (“Puma”) , a privately-held Delaware corporation and our predecessor, from its inception in September 2010. Prior to founding Puma, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”) in May 2003 and served as its Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as the Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was a Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach has served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, since May 2011 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was selected to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Jay M. Moyes. Mr. Moyes has been a director since April 27, 2012. Mr. Moyes has been a member of the Board and chairman of the audit committee of Osiris Therapeutics, Inc., a publicly-held bio-surgery company, since May 2006. He has also been a member of the board of directors and the chairman of the audit committee for each of Biocardia, Inc., a privately-held cardiovascular regenerative medicine company, and Integrated Diagnostics, Inc., a privately-held molecular diagnostics company, since January 2011 and March 2011, respectively. Mr. Moyes was a member of the board of directors of Amedica Corporation, a public orthopedic implant company, from November 2012 to August 2014. He also served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as the Chief Financial Officer of XDx, Inc., a privately-held molecular diagnostics company. Prior to that, Mr. Moyes served as the Chief Financial Officer of Myriad Genetics, Inc., a publicly-held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as its Vice President of Finance from July 1993 until July 2005.

From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately-held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was selected to serve as a director because of his extensive background in finance and accounting and his experience in the context of the life sciences industry enables him to make significant contributions to the Board.

Adrian M. Senderowicz. Dr. Senderowicz has been a director since August 11, 2015. Dr. Senderowicz has been Senior Vice President and Chief Medical Officer of Cerulean Pharma, Inc., a public clinical-stage company developing nano-particle conjugates, since September 2015. Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to April 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the FDA, Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was selected as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Troy E. Wilson. Dr. Wilson has been a director since October 18, 2013. Dr. Wilson has been the President and Chief Executive Officer and a member of the board of directors of Kura Oncology, Inc., a public clinical stage biopharmaceutical company discovering and developing personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. He has also been the President and Chief Executive Officer and a member of the board of managers of Avidity NanoMedicines LLC, a private biopharmaceutical company, since November 2012 and the President and Chief Executive Officer and a member of the board of managers of Wellspring Biosciences LLC, a private biopharmaceutical company, since July 2012 and May 2012, respectively. Dr. Wilson served as the President and Chief Executive Officer and a member of the board of directors of Intellikine, a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He has served as a director of Zosano Pharma Corporation, a public clinical stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver its proprietary formulations of existing drugs through the skin for the treatment of a variety of indications, since June 2014, and as a member of the board of managers of Araxes Pharma LLC, a private biopharmaceutical company, since May 2012. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was selected to serve as a director because of his background in finance and accounting and his experience in the life sciences industry.

Frank Zavrl. Mr. Zavrl has been a director since September 8, 2015. Mr. Zavrl served as a Partner at Adage Capital Management, L.P. from 2002 to 2011, specializing in biotechnology investments. Prior to joining Adage Capital, Mr. Zavrl was a Portfolio Manager from 1999 to 2002 at Merlin Biomed, a healthcare investment group. From 1998 to 1999, Mr. Zavrl was an analyst at Scudder Kemper Investments Inc., focusing on biotechnology investments. Mr. Zavrl received a B.S. in Biochemistry from the University of California, Berkeley and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Zavrl was selected as a director because of his significant experience and background in the biotechnology investments field.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Alan H. Auerbach currently serves as our Chairman and Principal Executive Officer. We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined this leadership structure of having a combined Chairman of the Board and Principal Executive Officer is appropriate due to our small size and limited operations and resources. Having a combined role ensures efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Our Board is exclusively involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company.

Board Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships, our Board has determined that each of Messrs. Moyes and Zavrl and Drs. Senderowicz and Wilson is “independent” under the applicable rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Meetings

During the fiscal year ended December 31, 2014, our Board held five meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. We do not have a formal policy relating to director attendance at annual meetings. Mr. Auerbach attended our 2014 annual meeting of stockholders held on June 10, 2014.

Executive Sessions

During the fiscal year ended December 31, 2014, the non-executive directors met in executive session of the Board on four occasions and the members of the Audit Committee met in executive session on four occasions. The policy of our Board is to hold at least four executive sessions of the Board annually and executive sessions of committees when needed. Jay M. Moyes presides over the regularly scheduled executive sessions of the non-management directors.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Stock Option Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, please visit the corporate governance section of our website at www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related person transactions under Item 404 of Regulation S-K.

The members of our Audit Committee are Messrs. Moyes and Zavrl and Dr. Wilson, with Mr. Moyes serving as the chair of the committee. Each of Messrs. Moyes and Zavrl and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Moyes and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The Audit Committee met eight times during the fiscal year ended December 31, 2014.

Compensation Committee

Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with our Chief Executive Officer, the performance and compensation of our Chief Executive Officer and our other executive officers. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. Our Compensation Committee also administers the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “Plan”). Additionally, the Compensation Committee

annually reviews the compensation and benefits of our non-management directors. The Compensation Committee has delegated certain of its authority under the Plan to the Stock Option Committee. See “Stock Option Committee.”

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the rules and listing standards of the NYSE, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisers, including compensation consultants, legal counsel or other advisers in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisers and the determination of the independence of each compensation adviser prior to selecting or receiving advice from any such compensation adviser and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation adviser to the Compensation Committee.

In 2013, the Compensation Committee engaged Mercer (US) Inc. (the “consultant” or “Mercer”) to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Senior Vice President, Finance and Administration and Treasurer and our senior finance and human resources personnel interact with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our Board or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During late 2013, the consultant, at the request of the Compensation Committee, performed a review of the competitiveness of our compensation programs for certain of our senior management and our non-employee directors. Neither Mercer nor any other compensation consultant was engaged to provide advice or recommendations on our executive compensation for 2014. The Compensation Committee may engage the consultant to conduct additional reviews of our senior management compensation programs in the future. In addition, in the future, the consultant, when invited, may attend meetings of the Compensation Committee.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and the NYSE listing requirements that recently became effective. After review and consultation with Mercer, the Compensation Committee determined Mercer was independent and that there was no conflict of interest resulting from retaining Mercer in 2013 nor was any conflict raised during the year ended December 31, 2013. As neither Mercer nor any other compensation consultant was engaged to provide advice or recommendations on our executive compensation in 2014, the Compensation Committee did not make a determination about Mercer or any other compensation consultant’s independence with respect to the 2014 fiscal year.

The members of our Compensation Committee are Mr. Moyes and Dr. Senderowicz, with Mr. Moyes serving as the chair of the committee. The members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, are “outside directors” for purposes of Section 162(m) of the Code and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met five times during the fiscal year ended December 31, 2014.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the full Board.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and other members of the Board. In evaluating the suitability of individual candidates (both new candidates and current Board members) in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, the Nominating and Corporate Governance Committee applies the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly-held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. While the Nominating and Corporate Governance Committee considers diversity and variety of experiences and viewpoints to be important factors, it does not believe that a director nominee should be chosen solely or mainly because of race, color, gender, national origin or sexual identity or orientation. Thus, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Additionally, the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board, the Nominating and Corporate Governance Committee addresses the need to retain members and fill vacancies after discussion among current members. Accordingly, the Nominating and Corporate Governance Committee has determined that it is appropriate not to have such a policy at this time.

The Nominating and Corporate Governance Committee will, however, consider director candidates recommended by stockholders even though it has no requirement to do so. The Nominating and Corporate Governance Committee will consider such candidates on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above. Satisfaction of such minimum qualification standards does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Mr. Moyes and Dr. Wilson, with Mr. Moyes serving as the chair of the committee. The members of our Nominating and Corporate

Governance Committee are independent under the applicable rules and regulations of the SEC and the NYSE. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2014.

Stock Option Committee

Our Stock Option Committee consists of our President and Chief Executive Officer serving as its sole member. The Board delegated to the Stock Option Committee the authority to grant stock options to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than ten years.

Pursuant to this delegation of authority, for fiscal year 2014, the Stock Option Committee granted 1,980,208 stock options.

Legal Proceedings

We are not aware of any material proceedings in which any of our directors, executive officers or affiliates, any owner of record or beneficial owner of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines and the guidelines are available on the Company’s corporate website at www.pumabiotechnology.com/about_governance.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Company’s Board, including any individual director, any non-management director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-management director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non- management director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Compensation of Directors

Director Compensation Program

Effective February 2012, our Board adopted a non-employee director compensation program under the Plan. Under this program, each non-employee director will receive an option to purchase 30,000 shares of our common stock under the Plan upon election or appointment to our Board. In addition, each non-employee director who is appointed to serve on a committee of our Board in a non-chair capacity will receive an option to purchase 10,000 shares of our common stock under the Plan upon appointment and each non-employee director who is appointed to serve as the chair of a committee of our Board will receive an option to purchase 20,000 shares of our common stock upon appointment. Effective December 2013, our Board amended the non-employee director compensation program to provide each non-employee director with an annual fee of $50,000, to be paid in four equal installments of $12,500 at the beginning of each quarter, and to provide each non-employee director who is serving on our Board as of the date of the last regularly scheduled Board meeting held during each calendar year an annual option to purchase 10,000 shares of our common stock under the Plan. Each option granted pursuant to our non-employee director compensation program will vest over a three-year period from the date of grant, with one-third of the shares underlying the option vesting on the one-year anniversary of the grant date and then one thirty-sixth of the shares vesting monthly over the next two years, subject to continued service. Each option granted pursuant to our non-employee director compensation program has an exercise price per share of common stock equal to the fair value on the date of grant.

Director Compensation during 2014

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2014. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2014, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas R. Malley(2)	50,000	1,125,105	—	1,175,105
Jay M. Moyes(3)	50,000	1,125,105	—	1,175,105
Troy E. Wilson(4)	50,000	1,125,105	—	1,175,105

(1)	Represents the grant date fair values of stock options granted during 2014 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”), based on the number of stock options granted multiplied by the grant date fair value per stock option, which for Messrs. Malley and Moyes and Dr. Wilson was $195.33 per share for the stock options to purchase 10,000 shares of our common stock granted to each of Messrs. Malley and Moyes and Dr. Wilson at our last regularly scheduled Board meeting in 2014 on December 15, 2014 pursuant to our amended non-employee director compensation. For a discussion of valuation assumptions for the 2014 grants, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, the following outstanding option awards were held by members of our Board: Mr. Malley, 90,000 shares, Mr. Moyes, 100,000 shares and Dr. Wilson, 60,000 shares. Effective as of September 11, 2015, Mr. Malley resigned from our Board and all committees of the Board on which he served.

(2)	Mr. Malley served as the Chairman of the Audit Committee and was a member of the Compensation Committee and the Nominating and Corporate Governance Committee until his resignation on September 11, 2015.
(3)	Mr. Moyes serves as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee and is a member of the Audit Committee. On August 26, 2015, Mr. Moyes was appointed as the Chairman of the Audit Committee.
(4)	Dr. Wilson is a member of the Audit Committee. On September 8, 2015, Dr. Wilson was appointed to the Nominating and Corporate Governance Committee.

Executive Officers

The following is information regarding each of our executive officers as of the date of this Consent Revocation Statement:

Name	Age	Position with the Company
Alan H. Auerbach	46	President, Chief Executive Officer and Chairman of the Board
Charles R. Eyler	68	Senior Vice President, Finance and Administration and Treasurer
Richard P. Bryce, MBChB, MRCGP, MFPM	58	Senior Vice President, Clinical Research and Development
Steven Lo	48	Chief Commercial Officer

Alan H. Auerbach. See “Director Biographical Information” above.

Charles R. Eyler. Mr. Eyler has served as our Senior Vice President, Finance and Administration and Treasurer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma beginning on September 1, 2011. Prior to joining Puma, Mr. Eyler served as Senior Vice President of Finance at Cougar until July 2009, when Cougar was acquired by Johnson & Johnson. He also served as Treasurer of Cougar from April 2006 to July 2009. From July 2009 until March 2010, Mr. Eyler served on the Integration Steering Committee at Cougar (as part of Johnson & Johnson) and oversaw the integration of Cougar’s finance and IT functions with those of Johnson & Johnson. From April 2010 until September 2011, Mr. Eyler explored various entrepreneurial and other opportunities. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Richard P. Bryce, MBChB, MRCGP and MFPM. Dr. Bryce has served as our Senior Vice President, Clinical Research and Development since June 20, 2012. Dr. Bryce previously served as Senior Medical Director for Onyx Pharmaceuticals, a biopharmaceutical company, from September 2008 to June 2012, where he oversaw the Phase III clinical trial program of carfilzomib for the treatment of multiple myeloma and the Phase II clinical trial program of sorafenib for the treatment of breast and colorectal cancers. From August 2007 to August 2008, Dr. Bryce served as Senior Medical Director for ICON Clinical Research, a clinical research organization, where he was responsible for developing and evaluating oncology protocols, medical monitoring, and overseeing drug safety management activities in connection with the clinical trials of oncology drugs. From May 2005 until July 2007, he served as Executive Vice President of Medical Affairs at Ergomed Clinical Research, a clinical research organization, where he worked to establish the company’s U.S. operations, had overall responsibility for the global Phase I unit activities, drug safety, medical writing and regulatory affairs, and oversaw the company’s provision of consulting services to various oncology-focused biotechnology companies. From April 2003 to May 2005, Dr. Bryce served as International Medical Leader at Roche, where he oversaw the global Phase IV clinical trial program of Xeloda® (capecitabine) for the treatment of breast cancer. Dr. Bryce holds a BSc in Medical Sciences and his primary medical degree (MBChB) from the University of Edinburgh, Scotland. He also holds post-graduate diplomas in Obstetrics and Gynaecology from the Royal College of Obstetricians and

Gynaecologists of London and in Child Health and Pharmaceutical Medicine from the Royal College of Physicians of the United Kingdom. He is a member of the Royal College of General Practitioners and the Royal College of Physicians (Faculty of Pharmaceutical Medicine) of the United Kingdom. He is also a member of the American Society of Clinical Oncology, the American Society of Hematology and the European Society of Medical Oncology.

Steven Lo. Mr. Lo has served as our Chief Commercial Officer since September 8, 2015. Prior to joining the Company, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated from September 2010 to September 2015, including Senior Vice President & Head of Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, where he prepared and led the first U.S. launch of Herceptin® in adjuvant HER2 positive breast cancer and also worked with Genentech’s then ex-U.S. marketing partner, Roche, to develop the global adjuvant launch strategy for Herceptin® in adjuvant HER2 positive breast cancer. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California.

None of our directors or executive officers is related by blood, marriage or adoption to any other director or executive officer. In addition, except as indicated herein, no arrangements or understandings exist between any director and any other person pursuant to whom such person was selected as a director.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of November 2, 2015, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our current directors, (iii) each of our Named Executive Officers identified under the “Executive Compensation” section of this Consent Revocation Statement (and our other executive officers) and (iii) all executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024.

	TITLE	SHARES BENEFICIALLY OWNED(1)(2)
NAME		NUMBER(#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach(3)	President, Chief Executive Officer and Chairman of the Board	6,681,249	19.0%

Charles R. Eyler(4)	Senior Vice President, Finance and Administration and Treasurer	148,373	*

Steven Lo	Chief Commercial Officer	—	—

Richard B. Phillips, Ph.D.(5)	Senior Vice President, Regulatory Affairs and Quality Assurance and Pharmacovigilance	—	—

Richard P. Bryce, MBChB, MRCGP, MFPM(6)	Senior Vice President, Clinical Research and Development	146,508	*

Jay M. Moyes(7)	Director	89,999	*

Adrian M. Senderowicz, M.D.	Director	—	—

Troy E. Wilson(8)	Director	39,787	*

Frank Zavrl(9)	Director	913,076	2.8%

All executive officers and directors as a group (9 individuals)		8,018,992	22.6%

Stockholders Holding 5% or More
Adage Capital Partners L.P.(10)	—	5,686,668	17.5%

FMR LLC(11)	—	4,035,436	12.4%

T. Rowe Price Associates, Inc.(12)	—	2,766,701	8.5%

Capital Research Global Investors(13)	—	1,944,740	6.0%

*	Denotes less than 1.0% of beneficial ownership.
(1)	This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Applicable percentages are based on 32,435,748 shares of our common stock outstanding as of November 2, 2015, adjusted as required by the rules promulgated by the SEC.

(2)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of November 2, 2015, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(3)	Consists of (i) 4,040,000 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to an anti-dilutive warrant held by Mr. Auerbach, and (iii) options to purchase 525,000 shares of our common stock exercisable within 60 days of November 2, 2015.
(4)	Consists solely of options to purchase 148,373 shares of our common stock exercisable within 60 days of November 2, 2015.
(5)	Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.
(6)	Consists of 30 shares held by Dr. Bryce and options to purchase 146,478 shares of our common stock exercisable within 60 days of November 2, 2015.
(7)	Consists solely of options to purchase 89,999 shares of our common stock exercisable within 60 days of November 2, 2015.
(8)	Consists of 350 shares held in an IRA by Dr. Wilson, 400 shares and 150 shares held in minor accounts for Dr. Wilson’s children and options to purchase 38,887 shares of our common stock exercisable within 60 days of November 2, 2015.
(9)	Consists of 359,076 shares of our common stock held by the FEZ Delaware Dynasty Trust and 550,000 shares of our common stock held by the Paula Zavrl Delaware Dynasty Trust. Mr. Zavrl retains voting power over the shares held by both trusts. Also consists of 4,000 shares held by The Frank and Paula Zavrl Charitable Foundation, which as investment manager, Mr. Zavrl retains dispositive and voting power over the shares. Mr. Zavrl has no pecuniary interest in the shares held by the foundation.
(10)	Pursuant to a Schedule 13G/A dated February 12, 2014, as of December 31, 2013, Adage Capital Partners, L.P. (“ACP”) directly owns 5,686,668 shares of our common stock. Adage Capital Partners GP, L.L.C. (“ACPGP”) is the general partner of ACP. Adage Capital Advisors, L.L.C. (“ACA”) is the managing member of ACPGP. Each of Robert Atchinson and Phillip Gross is a managing member of ACA, a managing member of ACPGP and a general partner of ACP. The Adage Fund, ACPGP, ACA, Robert Atchinson and Phillip Gross each have shared voting power and shared dispositive power with respect to the shares. The address for the Adage Fund is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(11)	Pursuant to a Schedule 13G/A dated February 13, 2015, as of December 31, 2014, FMR LLC, certain of its subsidiaries and affiliates, and other companies beneficially owned 4,035,436 shares of our common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(12)

Pursuant to a Schedule 13G/A dated February 17, 2015, as of December 31, 2014, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 2,766,701 shares of our common stock and sole voting power with respect to 455,450 of such shares. T. Rowe Price Associates, Inc. is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(13)	Pursuant to a Schedule 13G dated February 11, 2015, as of December 31, 2014, Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), was deemed to be the beneficial owner of 1,944,740 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

EXECUTIVE COMPENSATION

The following discussion regarding our executive compensation and audit matters was included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015 for our 2015 Annual Meeting of Stockholders held on June 9, 2015 (the “2015 Annual Meeting”). At the 2015 Annual Meeting, stockholders of the Company (i) elected the four nominated directors, (ii) approved, on an advisory basis, the compensation of our named executive officers (approximately 84% of our stockholders voted in favor of the say-on-pay proposal), (iii) ratified the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered accounting firm for the fiscal year ending December 31, 2015 and (iv) approved an amendment to our 2011 Incentive Award Plan, increasing the number of shares of Common Stock we are authorized to issue under the plan by 4,000,000 shares, from 6,529,412 shares to 10,529,412 shares.

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of our Board develops our executive compensation policies and determines the amounts and elements of compensation for our named executive officers (“Named Executive Officers”).

We have in place a compensation strategy for our executives that we believe focuses on both individual and Company performance. Incentive compensation paid to our executives is awarded based on our Compensation Committee’s review of our achievement of near-term corporate targets and longer term business objectives and strategies. The Compensation Committee is responsible for evaluating and administrating all of our executive compensation programs and practices to ensure that they properly compensate, reward and drive corporate performance while remaining competitive with comparable biotechnology companies. The Compensation Committee reviews and approves all compensation for our executive officers, including base salaries, annual bonuses and equity incentive compensation.

This Compensation Discussion and Analysis describes our executive compensation programs for our Named Executive Officers for the 2014 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Charles R. Eyler, our Senior Vice President, Finance and Administration and Treasurer;

•	Richard B. Phillips, Ph.D., our Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance; and

•	Richard P. Bryce, MBChB, MRCGP and MFPM, our Senior Vice President, Clinical Research and Development.

Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.

Alignment of Executive Compensation with Performance-Highlights

Under our executive team’s leadership we have created long-term sustained value for our stockholders. Between our initial listing on the OTC Bulletin Board in April 2012 and the end of our 2014 fiscal year, the price of our common stock increased approximately 1,302%.

During the 2014 fiscal year, the price of our common stock increased approximately 82.8%, closing at $189.27 on December 31, 2014, up from the closing price of $103.53 on December 31, 2013.

In July 2014, we announced positive top line results from the Phase III clinical trial of neratinib for the extended adjuvant treatment of HER2-positive early stage breast cancer. Based on these results, we plan to file for regulatory approval of neratinib in this indication with the U.S. Food and Drug Administration in the first quarter of 2016.

In the first quarter of 2014, we successfully completed a $138 million public offering of our common stock, which helped to strengthen our financial position.

Advisory Vote on Executive Compensation

At our 2012 annual meeting of stockholders, we held a say-on-pay vote, and the stockholders approved, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. Upon review of the final voting results, and given the significant level of stockholder support (approximately 82% of our stockholders voted in favor of the say-on-pay proposal), we have not made any changes to our executive compensation policies or decisions as a result of the vote. In addition, our stockholders also indicated their preference for three years as the frequency of future advisory votes on the compensation of our Named Executive Officers. Accordingly, we are holding a say-on-pay vote at this year’s annual meeting, and our next say-on-pay vote will be held at our annual meeting in 2018.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that compensation paid to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and bonuses awarded based on the Compensation Committee’s review of company and individual performance;

•	ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and

•	recognize that best compensation practices for a growing young company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation awards available to our executive officers for approval by the Board. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and pharmaceutical industry, our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual discretionary cash bonus awards: discretionary awards to recognize and reward achievement of corporate and individual performance.

•	Long-term equity incentive program: equity compensation to provide an incentive to our Named Executive Officers to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration paid to certain executives in the event of a qualifying termination of employment.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

We set base salary and annual bonus structures and any grants of stock options based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and Compensation Committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies. In addition, from time to time we may rely on compensation survey data provided by Mercer.

Elements of Executive Compensation

Base Salaries

Mr. Auerbach is the founder of our company, and accordingly his compensation was initially established to reflect his position as a founding executive and has evolved as we have grown. Mr. Eyler, Dr. Phillips and Dr. Bryce joined us after we were founded, and their initial compensation was the result of arms-length negotiations at that time.

Base salaries of our Named Executive Officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each Named Executive Officer is approved by our Compensation Committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In the summer and winter of 2014, the Compensation Committee approved base salary increases for each of our Named Executive Officers, each effective July 1, 2014 (Dr. Bryce) or September 1, 2014 (Messrs. Auerbach and Eyler). The following table shows each Named Executive Officer’s annual base salary prior to and after the increases. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore did not receive a base salary increase in 2014; his annual base salary in 2014 was $330,750.

Name	Prior Annual Base Salary ($)	New Annual Base Salary ($)
Alan H. Auerbach	600,000	630,000
Charles R. Eyler	292,200	333,108
Richard P. Bryce, MBChB, MRCGP, MFPM	330,750	357,210

The Compensation Committee determined to approve these base salary increases to reward the executives for their significant contributions to the development of the Company, as well as to bring their salaries in line with competitive positions (as determined based on the Compensation Committee’s review of the compensation survey data provided by Mercer in 2013).

The actual base salaries paid to all of our Named Executive Officers during 2014 are set forth in the “Summary Compensation Table” below.

Annual Bonuses

Cash bonuses are intended to provide incentives to drive company-wide performance. Each of our Named Executive Officers is eligible to receive a discretionary cash bonus targeted as a percentage of the executive’s base salary. For 2014, Messrs. Auerbach and Eyler, and Drs. Phillips and Bryce were eligible to receive a discretionary cash bonus targeted at 50%, 35%, 35% and 35%, respectively, of their annual base salary prior to the 2014 increases.

The determination of the amount of annual bonuses paid to our Named Executive Officers generally reflects a number of considerations by the Compensation Committee acting in their discretion, including, among other things, the performance of the Company and a subjective evaluation of the individual contribution and performance of each Named Executive Officer. Bonus determinations are not formulaic and no particular weight is assigned to any of the factors considered by the Compensation Committee.

In 2014, in accordance with the approach described above, the Compensation Committee awarded cash bonuses of $300,000 to Mr. Auerbach, $117,610 to Mr. Eyler, $115,762 to Dr. Phillips and $133,126 to Dr. Bryce, which represents approximately 50%, 40%, 35% and 40%, respectively, of the executive’s base salary prior to the 2014 increases.

Equity Awards

The goals of our long-term, equity-based incentive awards are to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.

We generally use stock options to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. We have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our Compensation Committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the grant date. Stock option awards typically vest over a three-year period as follows (subject to continued service through the applicable vesting date): one-third of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 24 months. We believe these vesting schedules appropriately encourage continued service with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

During 2014, we made the following grants of stock options to our Named Executive Officers. The options vest in accordance with the vesting schedules described above. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no stock options were granted to him.

Name	2014 Stock Option Grants (# of Shares)
Alan H. Auerbach	150,000
Charles R. Eyler	31,500
Richard P. Bryce, MBChB, MRCGP, MFPM	31,500

As a result of our Compensation Committee’s assessment of our Chief Executive Officer’s substantial roles and responsibilities within the Company, our Compensation Committee determined it was appropriate for Mr. Auerbach to receive a larger stock option grant than those of our other Named Executive Officers.

Severance and Change in Control Arrangements

Mr. Auerbach’s employment agreement provides he is eligible to receive severance payments and benefits upon an involuntary termination of employment in connection with a change in control of our company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. This severance and change in control arrangement is designed to retain Mr. Auerbach in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in Mr. Auerbach’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation and Perquisites

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2014, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Tax and Accounting Considerations

Section 162(m) of the Code

Section 162(m) of the Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the group of individuals generally comprised of its named executive officers, other than its chief financial officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our company, our Compensation Committee may seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our executive officers in the future, our Compensation Committee has and will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed on him in excess of a certain threshold. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to him.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and restricted stock units (“RSUs”) under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Alan H. Auerbach	2014	610,000	300,000	16,876,576	11,030	(4)	17,797,606
President and Chief Executive Officer	2013	546,667	260,000	4,555,285	10,620		5,372,572
	2012	470,000	235,000	2,600,500	25,818,686	(5)	29,124,186

Charles R. Eyler	2014	304,336	117,610	4,061,879	15,734	(4)	4,499,559
Senior Vice President, Finance and Administration	2013	282,900	83,475	901,228	15,817		1,283,420
	2012	269,417	79,500	549,675	16,858		915,450

Richard B. Phillips, Ph.D.(6)	2014	313,507	115,763	—	3,812	(4)	433,082
Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance	2013 2012	289,167 271,127	86,028 80,400	901,228 674,685	2,507 3,024		1,278,930 1,029,236

Richard P. Bryce, MBChB, MRCGP and MFPM	2014	342,692	133,126	1,448,393	12,206	(4)	1,936,417
Senior Vice President, Clinical Research and Development	2013	322,724	110,250	1,398,532	18,584		1,850,086
	2012	167,192	50,000	829,500	18,786		1,065,478

(1)	Reflects discretionary bonuses paid to the Named Executive Officers in respect of services provided during the applicable fiscal year.
(2)	Represents the grant date fair values of stock options granted during 2014, 2013 and 2012 determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the stock option grants, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Amounts reported for 2012 for Messrs. Auerbach and Eyler and Dr. Phillips revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the SEC on April 30, 2013 and April 30, 2014.
(3)	Amounts reported for 2012 for Messrs. Auerbach and Eyler revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the SEC on April 30, 2013 and April 30, 2014.
(4)	For Mr. Auerbach, Mr. Eyler, Dr. Phillips and Dr. Bryce, represents life insurance premiums paid by us in the amounts of $630, $5,334, $3,812 and $1,806, respectively, for 2014. For Mr. Auerbach, Mr. Eyler and Dr. Bryce, represents matching contributions to our 401(k) plan made by us in the amounts of $10,400, $10,400 and $10,400, respectively, for 2014.
(5)	Includes the final fair value of Mr. Auerbach’s warrant determined in accordance with ASC 718. In connection with the closing of our public offering in October 2012, the exercise price and number of shares underlying the warrant issued to Mr. Auerbach were established. Pursuant to the terms of the warrant, Mr. Auerbach may exercise the warrant to acquire 2,116,250 shares of our common stock at $16 per share until October 2021. The warrant was valued at approximately $6.9 million at the time of issuance and recorded to the statement of operations. The warrant was revalued at approximately $7.6 million on December 31, 2011, in accordance with ASC 718. The fair value of the warrant as of December 31, 2012 was approximately $25.8 million and resulted in an adjustment to the fair value of $18.2 million. For a discussion of valuation assumptions for the warrant, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(6)	Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.

Grants of Plan-Based Awards in 2014

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2014. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no stock options were granted to him in 2014.

Name	Grant Date	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Option Awards ($)(1)
Alan H. Auerbach	12/15/2014	150,000	195.33	16,876,576
Charles R. Eyler	11/19/2014	31,500	223.32	4,061,879
Richard P. Bryce, MBChB, MRCGP, MFPM	7/9/2014	31,500	65.66	1,448,393

(1)	Represents the grant date fair values of stock options granted during 2014 determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the option awards, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Our Executive Officers

President and Chief Executive Officer—Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and expired on September 1, 2014, but is subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach gives written notice of termination 60 days prior to the end of the term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary, which was initially set at $470,000, and he is eligible to receive an annual discretionary bonus in an amount up to 50% of his base salary (pro-rated for any partial year service), each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives. In connection with entering into the employment agreement, Mr. Auerbach also received an option to purchase 200,000 shares of our common stock in February 2012.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers—Charles R. Eyler, Richard B. Phillips, Ph.D. and Richard P. Bryce, MBChB, MRCGP, MFPM

We have entered into letter agreements with each of the Named Executive Officers listed in the table below on the date set forth next to such officer’s name. These Named Executive Officers are at-will employees. The table below also sets forth each officer’s initial base salary.

Name	Offer Letter Date	Initial Base Salary ($)
Charles R. Eyler	October 21, 2011	$265,000
Richard B. Phillips, Ph.D.	October 21, 2011	$268,000
Richard P. Bryce, MBChB, MRCGP, MFPM	May 2, 2012	$315,000

Pursuant to their letter agreements, each of Mr. Eyler and Dr. Phillips is eligible to receive a discretionary annual performance bonus in an amount initially targeted at 30% of the executive’s base salary, subject to the attainment of performance criteria established and evaluated by us. Pursuant to his letter agreement, Dr. Bryce is eligible to receive a discretionary annual performance bonus in an amount initially targeted at 35% of the executive’s base salary, subject to the attainment of performance criteria established and evaluated by us. Each of Mr. Eyler, Dr. Phillips and Dr. Bryce is also eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, pursuant to these letter agreements, we granted Mr. Eyler an option to purchase 90,000 shares of our common stock, Dr. Phillips an option to purchase 90,000 shares of our common stock and Dr. Bryce an option to purchase 105,000 shares of our common stock.

The letter agreements also contain a customary non-solicitation provision and, in connection with their entry into the offer letters, each of the Named Executive Officers listed in the table above entered into our standard proprietary information and inventions agreement.

Dr. Phillips’ letter agreement terminated in connection with his retirement on November 4, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2014. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no equity awards were held by him at December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Alan H. Auerbach(1)	194,444		5,556	(2)	3.75	2/13/2022
	100,000		50,000	(3)	19.34	12/17/2022
	58,333		91,667	(4)	44.08	10/25/2023
	—		150,000	(5)	195.33	12/15/2024

Charles R. Eyler	90,000	(6)	—		3.75	2/13/2022
	15,000		7,500	(7)	19.34	12/17/2022
	11,375		20,125	(8)	41.50	11/18/2023
	—		31,500	(9)	223.32	11/19/2024

Richard P. Bryce, MBChB, MRCGP, MFPM	87,500		17,500	(10)	11.30	6/1/2022
	17,354		19,356	(11)	55.20	7/9/2023
	—		31,500	(12)	65.66	7/9/2024

(1)	In addition to the option awards reflected above, Mr. Auerbach holds a warrant that is exercisable until October 2021 for 2,116,250 shares of our common stock at $16 per share.
(2)	One-third of the option vests on the first anniversary of the vesting commencement date of January 19, 2012 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(3)	One-third of the option vests on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(4)	One-third of the option vests on the first anniversary of the grant date of October 25, 2013 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(5)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2014 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(6)	This option was vested in full as of December 31, 2014.
(7)	One-third of the option vests on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly thereafter, subject to continued service.
(8)	One-third of the option vests on the first anniversary of the grant date of November 18, 2013 and then one thirty-sixth monthly thereafter, subject to continued service.
(9)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2014 and then one thirty-sixth monthly thereafter, subject to continued service.
(10)	One-third of the option vests on the first anniversary of the grant date of June 1, 2012 and then one thirty-sixth monthly thereafter, subject to continued service.
(11)	One-third of the option vests on the first anniversary of the grant date of July 9, 2013 and then one thirty-sixth monthly thereafter, subject to continued service.
(12)	One-third of the option vests on the first anniversary of the grant date of July 9, 2014 and then one thirty-sixth monthly thereafter, subject to continued service.

Option Exercises and Stock Vested

The following table shows the number of shares of common stock acquired by each named executive officer during 2014 upon the exercise of options held by each named executive officer during 2014. None of our named executive officers held any outstanding stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan H. Auerbach	—	—	—	—
Charles R. Eyler	—	—	—	—
Richard B. Phillips, Ph.D.	109,249	25,301,001	—	—
Richard P. Bryce, MBChB, MRCGP, MFPM	—	—	—	—

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold, net of the exercise price for acquiring shares.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2014, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” (each as defined in the employment agreement and described below) 60 days prior to, or 18 months following, a change in control, he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	a lump sum payment equal to two times the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs;

•	all unvested equity-based incentive awards will immediately vest on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) in certain circumstances, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits (i) an amount equal to the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and (ii) up to 18 months continuation of healthcare benefits to him and his dependents. All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•	“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•

“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Charles R. Eyler and Richard P. Bryce, MBChB, MRCGP, MFPM. None of our other Named Executive Officers are entitled to any payments from us following, or in connection with such Named Executive Officer’s resignation, retirement or other termination, or a change in control of us or a change in such Named Executive Officer’s responsibilities following a change in control, except that, under the terms of the Plan, in the event of a change in control (as defined above), if the successor corporation refuses to assume or substitute any equity award held by Mr. Eyler or Dr. Bryce, such equity awards will immediately vest and, if applicable, become exercisable and be deemed exercised immediately prior to the change in control transaction. Dr. Phillips retired in November 2014 and did not receive any payments or benefits in connection with his retirement.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Mr. Auerbach upon the occurrence of a qualifying termination of employment or change in control, assuming that Mr. Auerbach’s termination of employment with our company occurred on December 31, 2014 or in the event that a change in control of our company occurred on December 31, 2014, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the Mr. Auerbach during his employment that are available to all salaried employees, such as accrued vacation. In addition, the following table does not include Mr. Eyler or Dr. Bryce because they would not be entitled to any payments and/or benefits upon a qualifying termination and/or change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan Auerbach
Cash Severance	945,000	1,890,000
Continued Health Benefits	23,256	23,256
Acceleration of Equity Awards	—	22,836,551
280G Excise Tax Gross-Up	—	2,385,419
Total	968,256	27,135,226

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee of the Board of Directors

Jay M. Moyes (Chairman)

Thomas R. Malley

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years ended December 31, 2014, 2013 and 2012 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm, PKF Certified Public Accountants, are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the Company’s independent registered public accounting firm, PKF Certified Public Accountants. The Audit Committee has also reviewed and discussed with management and PKF Certified Public Accountants the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, PKF Certified Public Accountants’ evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with PKF Certified Public Accountants those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PKF Certified Public Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PKF Certified Public Accountants with the Audit Committee concerning the accountant’s independence, and has discussed with PKF Certified Public Accountants its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee of the Board of Directors

Thomas R. Malley (Chairman)

Jay M. Moyes

Troy E. Wilson

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by PKF Certified Public Accountants for the audit of and other services rendered to us during the fiscal years ended December 31, 2014 and 2013.

	2014	2013
PKF Certified Public Accountants
Audit Fees	$197,268	$172,645
Audit-Related Fees	—	—
Tax Fees	14,392	4,800
All Other Fees	28,930	2,000

Total Fees	$240,590	$179,445

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2014 and 2013.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

During the fiscal year ended December 31, 2014, this category included fees for review work performed on the registration statement related to a financing. We did not engage PKF Certified Public Accountants to provide any information technology services or any other services during the fiscal year ended December 31, 2013.

Pre-Approval Policies and Procedures

For the fiscal years ended December 31, 2014 and 2013, our Audit Committee approved the audit-related and non-audit related services performed by PKF Certified Public Accountants and associated fees. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of PKF Certified Public Accountants.

For the fiscal year ending December 31, 2015, our Audit Committee pre-approved audit-related and non-audit related services not prohibited by law to be performed by our independent registered public accountants and estimated fees. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

POLICIES AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the Audit Committee’s approval is not practicable, a related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the Audit Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Audit Committee of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our Common Stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2014 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December 31, 2014 were timely filed, except that Richard P. Bryce, our Senior Vice President, Clinical Research and Development, filed late a Form 4, reporting two transactions involving the purchase of a total of 30 shares.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2016 ANNUAL MEETING

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2016 proxy statement, your proposal must be received by us no later than January 1, 2016, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Other Proposals. For proposals not made in accordance with Rule 14a-8, pursuant to Rule 14a-4(c), in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to our Corporate Secretary at our principal offices no later than March 16, 2016. If notice of any stockholder proposal is received after March 16, 2016, then the notice will be considered untimely and we are not required to present such proposal at the 2016 Annual Meeting, and then the persons named in proxies solicited by our Board for the 2016 Annual Meeting may exercise discretionary voting power with respect to such proposal. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary, to deliver the notices discussed above.

ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available on our website at http://investor.pumabiotechnology.com and on the SEC’s website at www.sec.gov. Information on our website does not constitute part of the Company’s consent revocation materials.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available on our website at http://investor.pumabiotechnology.com. Information on our website does not constitute part of the Company’s consent revocation materials.

OTHER MATTERS

The only matters for which the participants intent to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Eshelman or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT

The Board urges you NOT to return any white consent card solicited from you by Eshelman. If you have previously returned any such consent card, you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the pre-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call Innisfree M&A Incorporated toll-free at (888) 750-5834.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

The purchase and sale of Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent is listed below. This information below does not include the grant or vesting of stock options under the Company’s 2011 Incentive Award Plan.

Participant	Shares Purchased		Shares Sold		Date
Richard P. Bryce, MBChB, MRCGP, MFPM	2				4/9/2014
	28				4/11/2014
			3,000		7/6/2015

Frank Zavrl			1,154	(1)	12/5/2013
			30,000	(1)	12/6/2013
			3,300	(1)	12/6/2013
			10,000	(1)	12/6/2013
			8,846	(1)	12/6/2013
			6,700	(1)	12/9/2013
			6,666	(3)	12/13/2013
			20,660	(2)	12/17/2013
			25,000	(1)	12/17/2013
			3,200	(2)	12/18/2013
			1,140	(2)	12/19/2013
			300	(2)	1/17/2014
			4,700	(2)	1/21/2014
			5,000	(1)	1/21/2014
			4,400	(1)	1/21/2014
			100	(2)	8/13/2014
			7,178	(2)	8/14/2014
			2,722	(2)	8/15/2014
			10,000	(1)	8/15/2014
			3	(2)	9/18/2014
			921	(2)	9/19/2014
			831	(3)	3/19/2015
			831	(3)	3/19/2015
	831	(3)			3/19/2015
			769	(3)	4/15/2015
			769	(3)	4/15/2015
	769	(3)			4/15/2015

(1)	Transaction consisted entirely of shares of our Common Stock held by the Paula Zavrl Delaware Dynasty Trust.
(2)	Transaction consisted entirely of shares of our Common Stock held by the FEZ Delaware Dynasty Trust.
(3)	Transaction consisted entirely of shares of our Common Stock held by The Frank and Paula Zavrl Charitable Foundation.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024. These are also available on the Company’s website at http://investor.pumabiotechnology.com.

CONSENT REVOCATION CARD – BLUE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PUMA BIOTECHNOLOGY, INC.

The undersigned, a record holder of share of common stock, par value $0.0001 per share (the “Common Stock”), of Puma Biotechnology, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on             , 2015, hereby acts as follows concerning the proposals of Fredric N. Eshelman (“Eshelman”) as set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW, REGARDLESS OF WHETHER YOU HAVE PREVIOUSLY SIGNED THE ESHELMAN CONSENT.

☒	PLEASE MARK VOTE
AS IN THIS EXAMPLE

PROPOSAL 1:	Proposal made by Eshelman to repeal any provision of the Bylaws of the Company (the “Bylaws”) in effect at the time this Proposal becomes effective that was not included in the Bylaws as filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 14, 2007.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by Eshelman to remove, without cause, any person or persons, other than those elected pursuant to Eshelman’s Consent Solicitation, elected, appointed or designated by the board of directors of Puma Biotechnology, Inc. (the “Board”) (or any committee thereof) to fill any vacancy or newly created directorship on or after September 9, 2015 and prior to the time that any of the actions proposed to be taken by Eshelman’s Consent Solicitation become effective.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3:	Proposal made by Eshelman to increase the size of the Board from five (5) to nine (9) directors.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 4:	Proposal made by Eshelman to elect Fredric N. Eshelman, James M. Daly, Seth A. Rudnick, and Kenneth B. Lee, Jr. to the Board to serve as directors of the Company until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH CANDIDATE YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS YOU MARK “NO, DO NOT REVOKE MY CONSENT” ABOVE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON             , 2015.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE PRE-PAID ENVELOPE PROVIDED.

Dated: , 20

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.